     As filed with the Securities and Exchange Commission on April 5, 2002
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                          M/I SCHOTTENSTEIN HOMES, INC.
             (Exact name of Registrant as specified in its charter)
                                 ---------------
              OHIO                                       31-1210837
  (State or other jurisdiction                        (I.R.S. Employer
of incorporation or organization)                  Identification Number)

                            3 EASTON OVAL, SUITE 500
                              COLUMBUS, OHIO 43219
                                 (614) 418-8000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                                 ---------------
                                 PAUL S. COPPEL
                          M/I SCHOTTENSTEIN HOMES, INC.
                            3 EASTON OVAL, SUITE 500
                              COLUMBUS, OHIO 43219
                                 (614) 418-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                              RONALD A. ROBINS, JR.
                       VORYS, SATER, SEYMOUR AND PEASE LLP
                               52 EAST GAY STREET
                              COLUMBUS, OHIO 43215
                                 (614) 464-6400

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
               TITLE OF EACH CLASS                       AMOUNT TO BE           PROPOSED MAXIMUM AGGREGATE           AMOUNT OF
          OF SECURITIES TO BE REGISTERED           REGISTERED (1), (2), (3)           OFFERING PRICE             REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Debt securities, preferred shares, depositary
shares, common shares and warrants (4).........          $150,000,000                  $150,000,000                   $13,800
------------------------------------------------------------------------------------------------------------------------------------

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units or composite currency or currencies.

(2) This amount represents the principal amount of any debt securities issued at their principal amount, the issue price of any debt securities issued at an original issue discount, the issue price of preferred shares and the amount computed pursuant to Rule 457(c) for any common shares. Such common shares may include up to 1,000,000 shares to be sold by certain selling shareholders.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4) Also includes such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, the securities registered hereunder.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the prospectus is delivered in final form. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   Subject to completion, dated April 5, 2002

PROSPECTUS

                                  $150,000,000

                          M/I SCHOTTENSTEIN HOMES, INC.

                                 --------------

              Debt Securities, Preferred Shares, Depositary Shares
                           Common Shares and Warrants

                                 --------------

         We may from time to time issue debt securities, preferred shares, depositary shares, common shares or warrants to purchase debt securities, preferred shares or common shares having an aggregate offering price of up to $150,000,000 (or the equivalent in foreign denominated currency or units based on or related to currencies). The debt securities may be either senior debt securities or subordinated debt securities. Of the common shares, up to 1,000,000 common shares may be sold by certain of our shareholders who are set forth under "Selling Shareholders."

         The securities may be sold from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. The prospectus will describe the general terms of the securities and the general manner in which the securities may be offered. Each time securities are offered, we will provide a prospectus supplement that will contain the specific terms of the securities offered and will describe the specific manner in which the securities will be offered.

         Our common shares are quoted on The New York Stock Exchange under the symbol "MHO." On April 3, 2002, the last sale price of our common shares as reported on The New York Stock Exchange was $56.15.

         The securities may be sold to or through underwriters and also to other purchasers or through agents. The names of the underwriters will be set forth in a prospectus supplement.

         The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and the additional information described under "Where You Can Find More Information" carefully before you invest.

         This investment involves risk. See "Risk Factors" beginning on page 3.

                                 --------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is _______, 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the debt securities, preferred shares, depositary shares, common shares and warrants. This prospectus does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus).

         The following documents that we have filed with the SEC are incorporated into this prospectus by reference and considered a part of this prospectus:

         - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the debt securities.

         We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:

                          M/I Schottenstein Homes, Inc.
                            3 Easton Oval, Suite 500
                              Columbus, Ohio 43219
                              Attn: General Counsel
                                 (614) 418-8000

                                   ----------

         Unless the context requires otherwise, the terms "we," "us," and "our" refer to M/I Schottenstein Homes, Inc., an Ohio corporation.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes, and incorporates by reference, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including, in particular, the statements about our plans, strategies and prospects. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in, or incorporate by reference into, this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus or the documents incorporated by reference herein. All forward-looking statements are expressly qualified in their entirety by those cautionary statements.

                          M/I SCHOTTENSTEIN HOMES, INC.

         We are one of the nation's leading homebuilders. We sell and construct single-family homes to the first-time, move-up, empty nester and luxury buyer under the M/I Homes and Showcase Homes trade names. Our homes are sold in eleven geographic markets including Columbus and Cincinnati, Ohio; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Indianapolis, Indiana; the Virginia and Maryland suburbs of Washington, D.C., and Phoenix, Arizona (which we are in the process of exiting).

         We believe that we distinguish ourselves from competitors by offering homes in select areas with a high level of design and construction quality within a given price range, and by providing superior customer service. Offering homes at a variety of price points allows us to attract a wide range of buyers, including many existing M/I homeowners. We support our homebuilding operations by providing mortgage financing services through our M/I Financial subsidiary and title-related services through affiliated entities.

         We are an Ohio corporation, first incorporated, through predecessor entities, in 1973. We commenced homebuilding activities in 1976. Our principal executive offices are located at 3 Easton Oval, Suite 500, Columbus, Ohio 43219; and our telephone number is (614) 418-8000.

                                  RISK FACTORS

         OUR INDUSTRY IS PARTICULARLY AFFECTED BY ECONOMIC CONDITIONS AND INTEREST RATES. The homebuilding industry is significantly affected by changes in national and local economic and other conditions. Many of these conditions are beyond our control. These conditions include employment levels, changing demographics, availability of financing, consumer confidence and housing demand. In addition, homebuilders are subject to risks related to competitive overbuilding, availability and cost of building lots, availability of materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in governmental regulations and increases in real estate taxes and other local government fees. Interest rate increases also adversely affect the industry as it is impossible to predict whether rates will be at levels that are attractive to prospective home buyers. If mortgage interest rates increase, our business could be adversely affected.

         DEVELOPING OUR OWN LAND INVOLVES SIGNIFICANT RISKS. We develop the lots for a majority of our subdivisions. Therefore, our short- and long-term financial success will be dependent upon our ability to develop these subdivisions successfully. Acquiring land and committing the financial and managerial resources to develop a subdivision involves significant risks. Before a subdivision generates any revenue, we must make material expenditures for items such as acquiring land and constructing subdivision infrastructure (streets and utilities).

         WE OPERATE IN A LIMITED NUMBER OF MARKETS, AND WE ARE PARTICULARLY CONCENTRATED IN COLUMBUS, OHIO. We have operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; the Virginia and Maryland suburbs of Washington, D.C.; and Phoenix, Arizona. Adverse general economic conditions in these markets could have a material adverse impact on our operations. In 2001, approximately 40% of our operating income was derived from operations in the Columbus market.

         WE COMPETE AGAINST MANY SIGNIFICANTLY LARGER HOMEBUILDERS. The homebuilding industry is highly competitive. We compete in each of our local market areas with numerous national, regional and local homebuilders, some of which have greater financial, marketing, land acquisition and sales resources than we do. Builders of new homes compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled subcontractors. We also compete with the resale market for existing homes which provides certain attractions to home buyers over the new home market.

         GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL CONSIDERATIONS AFFECT US IN MANY WAYS. The homebuilding industry is subject to increasing local, state and Federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design and construction and similar matters. This includes local regulations which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular location. Such regulation also affects construction activities, including construction materials which must be used in certain aspects of building design, as well as sales activities and other dealings with home buyers. We must also obtain licenses, permits and approvals from various governmental agencies for our development activities, the granting of which are beyond our control. Furthermore, increasingly stringent requirements may be imposed on homebuilders and developers in the future. Although we cannot predict the impact on us to comply with any such requirements, such requirements could result in time-consuming and expensive compliance programs.

         We are also subject to a variety of local, state and Federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws, which apply to any given project, vary greatly according to the project site and the present and former uses of the property. These environmental laws may result in delays, cause us to incur substantial compliance costs (including substantial expenditures for pollution and water quality control) and prohibit or severely restrict development in certain environmentally sensitive regions. Although there can be no assurance that we will be successful in all cases, we have a general practice of requiring an environmental audit and resolution of environmental issues prior to purchasing land in an effort to avoid major environmental issues in our developments.

         In addition, we have been, and in the future may be, subject to periodic delays or may be precluded from developing certain projects due to building moratoriums. These moratoriums generally relate to insufficient water supplies or sewer facilities, delays in utilities hookups or inadequate road capacity within the specific market area or subdivision. These moratoriums can occur prior to, or subsequent to, commencement of our operations without notice or recourse.

         MATERIAL OR LABOR SHORTAGES CAN ADVERSELY AFFECT OUR BUSINESS. The residential construction industry has, from time to time, experienced material and labor shortages in insulation, drywall, brick, cement and certain areas of carpentry and framing, as well as fluctuations in lumber prices and supplies. Continued shortages in these areas could delay construction on homes which could adversely affect our business.

         OUR PRINCIPAL SHAREHOLDERS HAVE SIGNIFICANT VOTING CONTROL. As of December 31, 2001, members of the Irving E. Schottenstein family owned approximately 31% of our outstanding common shares. Therefore, members of the Irving E. Schottenstein family have significant voting power.

         LITIGATION RELATED TO CONSTRUCTION DEFECTS COULD ADVERSELY AFFECT OUR BUSINESS. Litigation related to construction defects has increased significantly in recent years. The homebuilding industry has experienced both an increase in the number of individual claims for construction defects as well as increased costs of insuring against such claims.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                       Fiscal Year Ended December 31,
                                --------------------------------------------------------------------------
                                2001              2000             1999             1998              1997
                                ----              ----             ----             ----              ----

Ratio of earnings to
fixed charges.......            4.96              4.12             4.79             3.91              2.98

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. Earnings include income before provision for income taxes and cumulative effect of change in accounting principle, adjusted for income or loss of equity investees and fixed charges, excluding capitalized interest. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, capitalized interest and a portion of rental charges considered to be representative of the interest component in the particular case. We did not have any preferred stock dividends in any of the periods indicated, and, therefore, the ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated was equal to the ratio of earnings to fixed charges for that period.

                                 USE OF PROCEEDS

         Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. This may include the acquisition and development of land, refinancing of debt, purchase of our common shares, capital expenditures, mergers, acquisitions and other strategic investments. Specific allocations of the proceeds for such purposes have not been made at this time. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

                            DESCRIPTION OF SECURITIES

         The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

                         DESCRIPTION OF DEBT SECURITIES

         The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the prospectus supplement for the securities. See "--Subordination" below.

         For more information about the securities offered by us, please refer to:

         - the form of indenture between us and an as yet to be identified trustee, relating to the issuance of each series of senior debt securities by us;

         - the form of indenture between us and an as yet to be identified trustee, relating to the issuance of each series of subordinated debt securities by us.

         The forms of the indentures are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The trustee under each indenture is referred to as the "indenture trustee." The indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution. We have not yet selected an indenture trustee for either of the indentures, and we have not yet executed either indenture. Prior to issuing any debt securities, we will be required to select an indenture trustee for the applicable indenture or indentures, to qualify such indenture trustee or trustees under the Trust Indenture Act of 1939 and to execute the applicable indenture or indentures.

         The form of each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable form of indenture will be described in the prospectus supplement relating to the debt securities.

         Each form of indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

GENERAL

         We will be able to issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

         The debt securities will be unsecured obligations of the Company.

         Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture or a resolution of our board of directors or in one or more officer's certificates pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

         (a) the title of the debt securities;

         (b) any limit on the aggregate principal amount of the debt securities;

         (c) the date or dates on which principal will be payable or how to determine the dates;

         (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" and any record dates for the interest payable on the interest payment dates;

         (e) the place of payment on the debt securities;

         (f) any obligation or option we have to redeem, purchase or repay debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

         (g) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

         (h) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities will be payable if other than the currency of the United States of America;

         (i) any index, formula or other method used to determine the amount of principal, premium, if any, or interest;

         (j) if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity of the debt is accelerated;

         (k) the terms and conditions upon which the currency in which the debt securities are payable may change;

         (l) any event of default applicable to the debt security in addition to those included in the applicable indenture;

         (m) any covenant included for the benefit of the debt security in addition to (and not inconsistent with) those included in the applicable indenture;

         (n) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

         (o) the terms of any right to convert the debt securities into other securities of the company or other property; and

         (p) any other terms of the debt securities. (See Section 301.)

         If the debt securities are denominated in whole or in part in any currency other than United States dollars, if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable in a currency or currencies other than that in which such debt securities are to be payable, or if any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of the debt securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the prospectus supplement.

PAYMENT OF DEBT SECURITIES--INTEREST

         Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

         However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

         (a) We will first propose to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

         (b) Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307.)

PAYMENT OF DEBT SECURITIES--PRINCIPAL

         Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

FORM; TRANSFERS; EXCHANGES

         The debt securities will be issued:

         (a) only in fully registered form;

         (b) without interest coupons; and

         (c) unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

         You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

         You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

         In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

         Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

REDEMPTION

         We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

         Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1106.) If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See
Section 1107.)

         We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1105.)

EVENTS OF DEFAULT

         Unless otherwise specified in a prospectus supplement, an "event of default" occurs with respect to debt securities of any series if:

         (a) we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

         (b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

         (c) we do not deposit any sinking fund payment when due by the terms of the applicable security;

         (d) we remain in breach of a covenant or warranty (excluding covenants and warranties not applicable to the affected series) of the applicable indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 10% of the principal amount of debt securities of the affected series;

         (e) we do not pay other indebtedness in an aggregate principal amount of $25 million or more when due and remain in default for 10 days after we receive written notice as provided in the applicable indenture;

         (f) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur;

         (g) we fail to convert any securities which are convertible into other securities of the Company or other property when required by the terms of such convertible securities; or

         (h) any other event of default specified in the prospectus supplement occurs. (See Section 501.)

         No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indentures.

REMEDIES

         Acceleration

         If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

         Rescission of Acceleration

         After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if

         (a) we pay or deposit with the indenture trustee a sum sufficient to pay:

                  -     all overdue interest;

                  - the principal and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

                  -     interest on overdue interest to the extent lawful;

                  - all amounts due to the indenture trustee under the indenture; and

         (b) all events of default with respect to the affected series, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture. (See Section 502.)

         For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

         Control by Registered Holders; Limitations

         Subject to the applicable indenture, if an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to:

         (a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or

         (b) exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

         If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series.

         These rights of registered holders to make direction are subject to the following limitations:

         (a) the registered holders' directions will not conflict with any law or the applicable indenture; and

         (b) the registered holders' directions may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate.

         The indenture trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Sections 512 and 603.)

         In addition, each indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless:

         (a) that registered holder has previously given the indenture trustee written notice of a continuing event of default;

         (b) the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

         (c) for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

         Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

         However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See
Section 508.)

NOTICE OF DEFAULT

         The indenture trustee is required, under each indenture, to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default due to our failure to deposit any sinking fund payment when due, no notice shall be given to the registered holders until at least 60 days after the occurrence thereof. (See Section 602.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

         We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indentures. (See Section 1004.)

WAIVER OF DEFAULT AND OF COMPLIANCE

         The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

         Compliance with some of the covenants in the indentures or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1010.)

COVENANTS

         The covenants described below apply to any and all series of senior debt securities unless we specify otherwise in the applicable prospectus. We will describe any additional covenants for a particular series of senior debt securities in the applicable prospectus supplement.

         For your reference, we have provided a list of definitions of the capitalized terms used in the covenants at the end of the description.

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY

         Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1005.)

         We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

         (a) the entity formed by the consolidation or into which we are merged, or the entity which acquires us or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the indentures,

         (b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing;

         (c) if, as a result of the transaction, our property or assets would become subject to a lien that would not be permitted under the applicable indenture, the entity formed by the consolidation or into which we are merged causes all of the debt securities issued under the indenture to be secured equally and ratably;

         (d) all other conditions specified in the indenture are met. (See
Section 801.)

MODIFICATION OF INDENTURES

         Without Registered Holder Consent.

         Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

         (a) to evidence the succession of another entity to us; or

         (b) to add one or more covenants or other provisions for the benefit of the registered holders of all or any series of debt securities, or to surrender any right or power conferred upon us; or

         (c) to add any additional events of default for all or any series of debt securities; or

         (d) to provide for the issuance of bearer securities; or

         (e) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

         (f) to provide security for the debt securities of any series; or

         (g) to establish the form or terms of debt securities of any series as permitted by the indenture; or

         (h) to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee; or

         (i) to provide holders with rights to convert their debt securities into any security or property other than common stock of the Company; or

         (j) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect. (See Section 901.)

         With Registered Holder Consent.

         We and the applicable indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

         (a) change the stated maturity of the principal of or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

         (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

         (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults or

         (d) make any change that adversely affects the right to convert any convertible debt security or decrease the conversion rate or increase the conversion price of any convertible debt security.

         A supplemental indenture which changes or eliminates any provision of an indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series. (See Section 902.)

MISCELLANEOUS

         The indentures will provide that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

         We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indentures, in the manner and subject to the limitations provided in the indentures. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

DEFEASANCE AND COVENANT DEFEASANCE

         The indentures will provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

         (a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

         (b) released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as "covenant defeasance."

         One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption. In addition, we must deliver to the indenture trustee an opinion of counsel confirming that there will be no Federal income tax consequences to the holders of the debt securities as a result of the defeasance and an officer's certificate confirming that the securities will not be delisted.

         The indentures will permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

RESIGNATION AND REMOVAL OF AN INDENTURE TRUSTEE; DEEMED RESIGNATION

         An indenture trustee, once selected and duly qualified, may resign at any time by giving written notice to us.

         An indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

         No resignation or removal of an indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the applicable indenture.

         Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned. (See Section 610.)

SUBORDINATION

         Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay principal of, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal, premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

         Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated debt indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated debt indenture.

         If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONVERSION RIGHTS

         The terms and conditions of any debt securities being offered that are convertible into our common shares will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

                          DESCRIPTION OF CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of 38,000,000 common shares, par value $.01 per share, and 2,000,000 preferred shares, par value $.01 per share. As of February 22, 2002, there were 1,283,014 common shares held by the Company in treasury, 7,530,047 common shares issued and outstanding and no preferred shares issued and outstanding.

         The following summary description does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Articles") and Regulations of the Company, which are incorporated herein by reference.

COMMON SHARES

         Holders of our common shares are entitled to:

         -     one vote for each share held;

         - receive dividends when and if declared by the directors from funds legally available therefor, subject to the rights of holders of preferred shares, if any, and to restrictions contained in our long-term indebtedness; and

         - share ratably in our net assets, legally available to our shareholders in the event of our liquidation, dissolution or winding up, after provision for distribution to the holders of any preferred shares.

         Holders of our common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common shares are, and the shares which may be issued on conversion will be, when issued, fully paid and nonassessable.

PREFERRED SHARES

         Our articles of incorporation authorize our board of directors to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 2,000,000 preferred shares in one or more classes or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, voting rights, conversion rights, redemption rights and liquidation preferences. Absent a determination by the board of directors to establish different voting rights, holders of preferred shares are entitled to one vote per share on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class, except that Ohio law entitles the holders of preferred shares to exercise a class vote on certain matters.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common shares is Boston Equiserve.

ANTI-TAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND THE OHIO GENERAL CORPORATION LAW

         There are provisions in our articles of incorporation and code of regulations, and the Ohio Revised Code that could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares:

     Classified Board of Directors

         Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our board of directors. In addition, our regulations provide that the number of directors in each class and the total number of directors may only be changed by the affirmative vote of a majority of the directors or the holders of record of at least 75% of our voting power. Under a recent revision to the Ohio General Corporation Law, shareholders may not remove any directors on a classified board of directors, except for cause.

     Limited Shareholder Action by Written Consent

         Section 1701.54 of the Ohio General Corporation Law requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that, pursuant to Section 1701.11, the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider in its best interest.

     Supermajority Voting Provisions

         The affirmative vote of two-thirds of the voting power of the company is required in order to amend or repeal our existing regulations, or adopt new regulations, with respect to any of the following:

         -    the requirements for calling a special meeting of shareholders;
         -    the provisions regarding our staggered board;
         - the provisions for filling vacancies on our board or adding directors;
         -    the procedures for nominating directors;
         -    the provisions regarding conflicts of interest;
         -    the requirement that directors can only be removed for cause;
         -    the indemnification provisions;
         -    our non-statutory Control Share Acquisition Act provisions; and
         -    amendments to these supermajority provisions.

         In addition, the affirmative vote of 75% of the voting power of the company is required to amend or repeal the provision regarding changes in the number of directors in our regulations.

         On all other matters, the required vote is a majority of the voting power of the company.

     Control Share Acquisition Act

         Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person's acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

         -    one-fifth or more but less than one-third of such voting power;
         -    one-third or more but less than a majority of such voting power;
         -    a majority or more of such voting power.

         The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act. However, we have adopted a substantially similar provision in our regulations with one significant exception: under our regulations no shareholder vote is required if the board of directors has approved the acquisition of voting power. In addition, the our regulations provide our Board with more flexibility in setting a date for the special meeting of shareholders to consider the proposed control share acquisition than the Control Share Acquisition Act.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

         We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. We will deposit with a depositary (the "preferred stock depositary") preferred shares of each series represented by depositary shares. We will enter into a deposit agreement (each a "deposit agreement") with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares ("depositary receipts"). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred shares, to all the rights and preferences of the series of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

         Immediately after we issue and deliver the preferred shares to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail, we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

         In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

         No distribution will be made in respect of any depositary share that represents any preferred share converted into other securities.

WITHDRAWAL OF STOCK

         Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive the related preferred shares as specified in the applicable prospectus supplement, but holders of preferred shares will not thereafter be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

         Whenever we redeem preferred shares held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing preferred shares so redeemed, provided we have paid the applicable redemption price for the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

         From and after the date fixed for redemption:

         - all dividends in respect of preferred shares called for redemption will cease to accrue;

         - the depositary shares called for redemption will no longer be deemed to be outstanding; and

         - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED SHARES

         Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred shares represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

         If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED SHARES

         The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred shares represented by the depositary shares into whole common shares, other preferred shares or other securities. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred shares. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt(s) for any depositary shares not converted. No fractional common shares will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless the holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

         We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred shares affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

         In addition, the deposit agreement will automatically terminate if:

         -     all outstanding depositary shares have been redeemed;

         - there has been a final distribution of the related preferred shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares; or

         - each related preferred share has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

         We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

         The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

         The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred shares.

         We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (only in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

                             DESCRIPTION OF WARRANTS

         We may issue warrants to purchase debt securities ("debt warrants"), preferred shares ("preferred share warrants"), depositary shares ("depositary share warrants") or common shares ("common share warrants," collectively with the debt warrants, the preferred share warrants and the depositary share warrants ("warrants")). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

DEBT WARRANTS

         We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

         (a) the title of the debt warrants;

         (b) the aggregate number of the debt warrants;

         (c) the price or prices at which the debt warrants will be issued;

         (d) the designation, aggregate principal amount and terms of the debt securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the debt warrants;

         (e) the designation and terms of any related debt securities with which the debt warrants are issued, and the number of debt warrants issued with each security;

         (f) the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

         (g) the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

         (h) the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

         (i) the maximum or minimum number of debt warrants which may be exercised at any time;

         (j) a discussion of the material United States Federal income tax considerations applicable to the exercise of the debt warrants; and

         (k) any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

         Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

OTHER WARRANTS

         We will describe in the applicable prospectus supplement the terms of the preferred share warrants, depositary share warrants and common share warrants being offered, including the following:

         (a) the title of the warrants;

         (b) the securities for which the warrants are exercisable;

         (c) the price or prices at which the warrants will be issued;

         (d) if applicable, the number of warrants issued with each preferred share, common share or depositary share;

         (e) any provisions for adjustment of the number or amount of preferred shares, common shares or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

         (f) if applicable, the date on and after which the warrants and the related preferred shares, common shares or depositary shares will be separately transferable;

         (g) if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

         (h) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

         (i) the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

         (j) the maximum or minimum number of warrants which may be exercised at any time.

EXERCISE OF WARRANTS

         Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or preferred shares, common shares or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

         Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or preferred shares or common shares purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

                              PLAN OF DISTRIBUTION

ISSUANCES BY THE COMPANY

         We may sell the securities from time to time in their initial offering as follows:

         -     through agents;
         -     to dealers or underwriters for resale;
         -     directly to purchasers; or
         -     through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

         The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

         -     at a fixed price or prices, which may be changed;
         -     at market prices prevailing at the time of sale;
         -     at prices related to prevailing market prices; or
         -     at negotiated prices.

         We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

         From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

         We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we and/or the selling shareholders may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

         If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

         We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

         Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

         Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in Columbus, Ohio or New York City.

SALES BY SELLING SHAREHOLDERS

         As a portion of the $150,000,000 aggregate offering price registered hereby, as such amount may be amended pursuant to Rule 462(b), we are registering 1,000,000 common shares on behalf of the selling shareholders. As used herein, "selling shareholders" includes the selling shareholders named in the table below, all of whom may be deemed to be affiliates of the company, and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus.

         The selling shareholders may sell the shares from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The selling shareholders may sell common shares from time to time hereunder as follows:

         - a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;
         - an exchange distribution in accordance with the rules of such exchange;
         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
         -     privately negotiated transactions.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

         The shares may be sold by selling shareholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common shares for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of our common shares by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such selling shareholder and of the participating broker-dealer(s);
         -     the number of shares involved;
         -     the price at which such shares were sold;
         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         -     other facts material to the transaction.

In addition, we will file a supplement to this prospectus upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares hereunder.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares beneficially owned by each of the selling shareholders. Each of the selling shareholders may be deemed to be an affiliate of the Company. No estimate can be given as to the amount of our common shares that will be beneficially owned by the selling shareholders after completion of this offering because the selling shareholders may offer all, some or none of the common shares beneficially owned by them or that may hereafter be acquired by them upon the exercise of stock options. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.


                                                                                                         NUMBER OF
                                                 NUMBER OF COMMON SHARES                               COMMON SHARES
                                                   BENEFICIALLY OWNED                                  REGISTERED FOR
NAME OF SELLING SHAREHOLDER(1)                    PRIOR TO OFFERING (2)       PERCENT OF CLASS           SALE HEREBY
-------------------------------                   ---------------------       ----------------           -----------

Irving E. Schottenstein..................              538,024(3)                    7.1%                  100,000
Robert H. Schottenstein..................              440,108(4)                    5.8%                  150,000
Steven Schottenstein.....................              457,079(5)                    6.0%                  150,000
Linda S. Fisher..........................              509,300(6)                    6.8%                  300,000
Gary L. Schottenstein....................              405,600(7)                    5.4%                  300,000

----------

(1) Irving E. Schottenstein is the Chairman of the Board and Chief Executive Officer of the Company; Robert H. Schottenstein is a director and President of the Company; Steven Schottenstein is a director and Chief Operating Officer of the Company; and Gary L. Schottenstein is a vice president of the Company. Irving E. Schottenstein is the father of Robert H. Schottenstein, Steven Schottenstein, Linda S. Fisher and Gary
         L. Schottenstein.

(2) The amounts shown include 29,924, 15,808 and 7,579 Common Shares held by Irving E. Schottenstein, Robert H. Schottenstein and Steven Schottenstein, respectively, under the terms of the Executives' Deferred Compensation Plan. Under the terms of the Executives' Deferred Compensation Plan, a participant does not beneficially own, or have voting or investment power with respect to, common shares acquired under the plan, until such common shares are distributed pursuant to terms of the plan.

(3) Irving E. Schottenstein is the trustee of (i) the Irving and Frankie Schottenstein Trust which holds 453,300 common shares, and (ii) the Steven Schottenstein Descendants Trust which holds 54,800 common shares, and exercises all rights with regard to such common shares. Does not include an aggregate of 1,730,800 common shares which are held in trust by Irving E. Schottenstein, as trustee, pursuant to trust agreements dated August 1986, as amended, for the benefit of his four children: Robert H. Schottenstein (405,000 shares), Steven Schottenstein (430,200 shares), Gary L. Schottenstein (405,600 shares) and Linda S. Fisher (490,000 shares). As trustee, Irving E. Schottenstein is empowered to exercise all rights with regard to such common shares and, with the agreement of each beneficiary, amend each trust.

(4) 405,000 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above. 2,800 of these common shares are held by Robert H. Schottenstein individually. 16,500 of these common shares are held in trust by Robert H. Schottenstein, as trustee, for the benefit of his children pursuant to trust agreements dated December 22, 1994. As trustee, Robert H. Schottenstein is empowered to exercise all rights with regard to such common shares and may be deemed the beneficial owner of such common shares.

(5) 430,200 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above. 2,800 of these common shares are held by Steven Schottenstein individually. 16,500 of these common shares are held in trust by Steven Schottenstein, as trustee, for the benefit of his children pursuant to trust agreements dated December 22, 1994. As trustee, Steven Schottenstein is empowered to exercise all rights with regard to such common shares and may be deemed the beneficial owner of such common shares.

(6) 490,000 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above. 2,800 of these common shares are held by Linda S. Fisher individually. 16,500 of these common shares are held in trust by Ms. Fisher, as trustee, for the benefit of her children pursuant to trust agreements dated December 22, 1994. As trustee, Ms. Fisher is empowered to exercise all rights with regard to such common shares and may be deemed the beneficial owner of such common shares.

(7) 405,600 of these common shares are held in trust by Irving E. Schottenstein in accordance with note 3 above.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated (except for the Securities and Exchange Commission registration fees) fees and expenses payable by the Company in connection with the sale and distribution of the securities registered hereby other than underwriting discounts and commissions:


          Securities and Exchange Commission registration fee                       $   13,800
          Printing and engraving costs                                                  25,000
          Legal fees and expenses                                                       25,000
          Accountants' fees and expenses                                                20,000
          Blue sky qualification fees and expenses                                      10,000
          Transfer agent fees                                                            1,000
          Miscellaneous                                                                  5,200
                                                                                     ---------
             Total                                                                   $ 100,000
                                                                                     =========

The selling shareholders will not bear any costs, expenses or fees in connection with the sale and distribution of the securities registered hereby other than any applicable discounts or commissions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article EIGHTH of the Company's Amended and Restated Articles of Incorporation provides that:

                  The provisions of Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted shall not apply to the corporation. The corporation shall, to the fullest extent not prohibited by any provision of applicable law other than Section 1701.13(E)(5)(a) of the Ohio Revised Code or any statute of like tenor or effect which is hereafter enacted, indemnify each director and officer against any and all costs and expenses (including attorney fees, judgments, fines, penalties, amounts paid in settlement, and other disbursements) actually and reasonably incurred or imposed upon such person in connection with any action, suit, investigation or proceeding (or any claim or matter therein), whether civil, criminal, administrative or otherwise in nature, including any settlements thereof or any appeals therein, with respect to which such person is named or otherwise becomes or is threatened to be made a party by reason of being or at any time having been a director or officer of the corporation, or by any reason of being or at any time having been, while such a director or officer, an employee or other agent of the corporation or, at the direction or request of the corporation, a director, trustee, officer, administrator, manager, employee, adviser or other agent of or fiduciary for any other corporation, partnership, trust, venture or other entity or enterprise including any employee benefit plan.

                  The corporation shall indemnify any other person to the extent such person shall be entitled to indemnification under Ohio law by reason of being successful on the merits or otherwise in defense of an action to which such person is named a party by reason of being an employee or other agent of the corporation, and the corporation may further indemnify any such person if it is determined on a case by case basis by the Board of Directors that indemnification is proper in the specific case.

                  Notwithstanding anything to the contrary in these Articles of Incorporation, no person shall be indemnified to the extent, if any, it is determined by the Board of Directors or by written opinion of legal counsel designated by the Board of Directors for such purpose that indemnification is contrary to applicable law.

         Article VIII of the Company's Amended Regulations provides:

                           (a) Mandatory Indemnification. The corporation shall
                  indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. A person claiming indemnification under this section shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and the termination of any action suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption. Any indemnification under this section, unless ordered by a court, shall be made by the corporation only upon a determination that the director or officer has met the applicable standard of conduct and such determination shall be made by (i) a majority vote of a quorum consisting of directors of the corporation who were and are not parties to, or threatened with, any such action, suit or proceeding, (ii) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for or any person to be indemnified, within the past five years, or (iii) by the shareholders.

                           (b) Indemnification and Advances for Expenses.
                  Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him if:
                  (i) in respect of any claim, except one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, the corporation receives an undertaking by or on behalf of the director, in which he agrees to repay all such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and agrees to cooperate reasonably with the corporation concerning the action, suit, or proceeding; or (ii) the corporation receives an undertaking by or on behalf of the director or officer in which he agrees to repay all such amounts if it ultimately is determined that he is not entitled to be indemnified by the corporation under section (a) of this Article VIII.

                           (c) Article VIII Not Exclusive. The indemnification
                  provided by this Article VIII shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                           (d) Insurance. The corporation may purchase and
                  maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article VIII.

         In addition, the Company has purchased insurance coverage which insures directors and officers against certain liabilities which might be incurred by them in such capacity.

ITEM 16. EXHIBITS

                  1.1*   Form of Underwriting Agreement related to Debt
                         Securities
                  1.2* Form of Underwriting Agreement relating to securities other than Debt Securities
                  4.1 Form of Indenture for Senior Debt Securities (including form of Senior Debt Security)
                  4.2 Form of Indenture for Subordinated Debt Securities (including form of Subordinated Debt Security)
                  4.3 Amended and Restated Articles of Incorporation of the Company, hereby incorporated by reference to Exhibit
                         3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. (File No. 0-12434).
                  4.4 Amended and Restated Regulations of the Company, hereby incorporated by reference to Exhibit 3.4 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. (File No. 0-12434).
                  5.1    Opinion of Vorys, Sater, Seymour and Pease LLP as to
                         the validity of the securities being offered
                  12.1   Calculation of Ratio of Earnings to Fixed Charges
                  23.1   Consent of Deloitte & Touche LLP
                  23.2   Consent of Vorys, Sater, Seymour and Pease (included in
                         Exhibit 5.1)
                  24.1   Powers of Attorney (included on signature pages)
                  25.1** Statement of Eligibility of Trustee under the Trust
                         Indenture Act of 1939 on Form T-1 of the trustee to be named under the Senior Debt Securities Indenture.

                  25.2** Statement of Eligibility of Trustee under the Trust
                         Indenture Act of 1939 on Form T-1 of the trustee to be named under the Subordinated Debt Securities Indenture.

                  ----------
                  * To be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
                  ** To be filed separately on Form T-1 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 5, 2002.

                                 M/I SCHOTTENSTEIN HOMES, INC.

                                 By:    /s/ Robert H. Schottenstein
                                      -----------------------------------------
                                      ROBERT H. SCHOTTENSTEIN
                                      President and Director

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of M/I Schottenstein Homes, Inc. (the "Company") and each of us, do hereby constitute and appoint Robert H. Schottenstein, Phillip G. Creek and Paul S. Coppel or any of them, the Company's true and lawful attorneys and agents, each with power of substitution, to do any and all acts and things in our and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-3 in connection with the public offering from time to time of the Common Stock of the Company, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of each registration statement; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME AND TITLE                       DATE                  NAME AND TITLE                   DATE
                --------------                       ----                  --------------                   ----

  /s/ Irving E. Schottenstein                       4/5/02       /s/ Phillip G. Creek                      4/5/02
------------------------------------                           ------------------------------------
IRVING E. SCHOTTENSTEIN                                        PHILLIP G. CREEK
Chairman of the Board and Chief Executive                      Senior Vice President, Treasurer and
Officer(Principal Executive Officer)                           Chief Financial Officer(Principal
                                                               Financial Officer)

  /s/ John A. Wilt                                  4/5/02       /s/ Jeffery H. Miro                       4/5/02
------------------------------------                           -------------------------------------
JOHN A. WILT                                                   JEFFERY H. MIRO
Corporate Controller (Principal Accounting                     Director
Officer)

  /s/ Friedrich K. M. Bohm                          4/5/02       /s/ Steven Schottenstein                  4/5/02
---------------------------                                    --------------------------
FRIEDRICH K. M. BOHM                                           STEVEN SCHOTTENSTEIN
Director                                                       Chief Operating Officer and Director

  /s/ Robert H. Schottenstein                       4/5/02       /s/ Norman L. Traeger                     4/5/02
----------------------------                                   ------------------------------------
ROBERT H. SCHOTTENSTEIN                                        NORMAN L. TRAEGER
President and Director                                         Director


  /s/ Lewis R. Smoot, Sr.                                        /s/ Thomas D. Igoe                        4/5/02
------------------------------------                           ------------------------------------
LEWIS R. SMOOT, SR.                                 4/5/02     THOMAS D. IGOE
Director                                                       Director

  /s/ Kerrii B. Anderson                            4/5/02
------------------------------------
KERRII B. ANDERSON
Director

                                INDEX OF EXHIBITS

EXH. NO.                         NAME OF EXHIBIT

1.1*     Form of Underwriting Agreement related to Debt Securities

1.2* Form of Underwriting Agreement relating to securities other than Debt Securities

4.1 Form of Indenture for Senior Debt Securities (including form of Senior Debt Security)

4.2 Form of Indenture for Subordinated Debt Securities (including form of Subordinated Debt Security)

4.3 Amended and Restated Articles of Incorporation of the Company, hereby incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. (File No. 0-12434)

4.4 Amended and Restated Regulations of the Company, hereby incorporated by reference to Exhibit 3.4 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. (File No. 0-12434).

5.1 Opinion of Vorys, Sater, Seymour and Pease LLP as to the validity of the securities being offered

12.1     Calculation of Ratio of Earnings to Fixed Charges

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Vorys, Sater, Seymour and Pease (included in Exhibit 5.1)

24.1     Powers of Attorney (included on signature pages)

25.1** Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1 of the trustee to be named under the Senior Debt Securities Indenture.

25.2** Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1 of the trustee to be named under the Subordinated Debt Securities Indenture.

----------
* To be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
** To be filed separately on Form T-1 and incorporated herein by reference.